As filed with the Securities and Exchange Commission on August 9, 2018

Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	47-0634000
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1245 Q Street
Lincoln, Nebraska	68508
(Address of Principal Executive Offices)	(Zip Code)

National Research Corporation 2006 Equity Incentive Plan, as amended

(Full title of the plan)

Kevin R. Karas

Senior Vice President Finance,

Chief Financial Officer, Treasurer and Secretary

National Research Corporation
1245 Q Street
Lincoln, Nebraska 68508
(402) 475-2525
(Name, address and telephone number, including area code, of agent for service)

with a copy to: Russell E. Ryba Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 297-5668

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐
(Do not check if a smaller reporting company)
Smaller reporting company ☐	Emerging Growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(3)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Previously Registered: (2)
Common Stock, par value $0.001 per share	1,426,209 shares	(4)	(4)	(4)

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the National Research Corporation 2006 Equity Incentive Plan, as amended (the “Plan”).

(2)

On April 16, 2018, the shareholders of the Registrant approved, among other things, an amendment to the Registrant’s Amended and Restated Articles of Incorporation (the “Articles”) to effect a recapitalization (the “Recapitalization”) pursuant to which each share of the Registrant’s then-existing class B common stock would be exchanged for one share of the Registrant’s then-existing class A common stock plus $19.59 in cash, without interest. On April 17, 2018, the Registrant filed an amendment to its Articles effecting the Recapitalization and then a further amendment and restatement of its Articles which resulted in the elimination of the Registrant’s class B common stock and the reclassification of the Registrant’s class A common stock as a share of common stock, par value $0.001 per share (“Common Stock”). The Common Stock continues to trade on The NASDAQ Global Market under the revised symbol “NRC.” Pursuant to the Recapitalization and the terms of the Plan, the 1,800,000 shares of the Registrant’s former class A common stock previously registered pursuant to Registration Nos. 333-137763 and 333-189141 became 1,800,000 shares of Common Stock. No new or additional shares are being registered hereunder.

(3)

The “Amount to be Registered” reflects the number of shares of Common Stock still available for issuance under the Plan, out of the 1,800,000 shares the Registrant’s former class A common stock previously registered pursuant to Registration Statement Nos. 333-137763 and 333-189141.

(4)	Previously paid with Registration Statement 333-137763 and 333-189141. No new or additional shares are being registered hereunder. For additional information, please see notes (2) and (3) above.

Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus referred to herein also relates to the Registrant’s following Registration Statements on Form S-8: Registration Nos. 333-137763 and 333-189141.

EXPLANATORY NOTE

The purpose of this Registration Statement is to reflect the recent Recapitalization (as defined below) of National Research Corporation (the “Company”).

On April 16, 2018, the shareholders of the Company approved, among other things, an amendment to the Company’s Amended and Restated Articles of Incorporation (the “Articles”) to effect a recapitalization (the “Recapitalization”) pursuant to which each share of the Company’s then-existing class B common stock would be exchanged for one share of the Company’s then-existing class A common stock plus $19.59 in cash, without interest. On April 17, 2018, the Company filed an amendment to its Articles effecting the Recapitalization and then a further amendment and restatement of the Company’s Articles which resulted in the elimination of the Company’s class B common stock and the reclassification of the Company’s class A common stock as a share of common stock, par value $0.001 per share (“Common Stock”). The Common Stock continues to trade on The NASDAQ Global Market under the revised symbol “NRC.” Pursuant to the Recapitalization and the terms of the National Research Corporation 2006 Equity Incentive Plan, as amended (the “Plan”), the 1,800,000 shares of the Company’s former class A common stock previously registered pursuant to Registration Nos. 333-137763 and 333-189141 became 1,800,000 shares of Common Stock. As of the date of this Registration Statement, there were 1,426,209 shares of Common Stock still available for issuance under the Plan.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, which is filed as Exhibit 4.3 to this Registration Statement and incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated herein by reference:

        1.    The Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

        2.    The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018.

        3.    The Company’s Current Reports on Form 8-K dated April 16, 2018 (and filed on April 20, 2018) and May 30, 2018 (and filed on June 1, 2018).

        4.    The description of the Company’s Common Stock contained in Item 1 of Amendment No. 1 to the Company’s Registration Statement on Form 8-A/A, dated and filed on April 17, 2018, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to the provisions of the Wisconsin Business Corporation Law, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

The Company’s By-Laws provided for indemnification and advancement of expenses of officers and directors to the fullest extent provided by the Wisconsin Business Corporation Law.

The indemnification provided by the Wisconsin Business Corporation Law and the Company’s By-Laws is not exclusive of any other rights to which a director or officer of the Company may be entitled.

The Company also maintains director and officer liability insurance against certain claims and liabilities which may be made against the Company’s former, current or future directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.      Exhibits.

The exhibits listed in the Exhibit Index below are filed as part of this Form S-8 Registration Statement.

EXHIBIT INDEX

Exhibit No.	Exhibit

(4.1)

Amended and Restated Articles of Incorporation of National Research Corporation, effective as of 5:01 pm, CT, on April 17, 2018 [Incorporated by reference to Exhibit (3.3) to National Research Corporation’s Current Report on Form 8-K dated April 16, 2018 and filed on April 20, 2018 (File No. 001-035929)]

(4.2)

By-Laws of National Research Corporation, as amended to date [Incorporated by reference to Exhibit (3.2) to National Research Corporation’s Current Report on Form 8-K dated October 26, 2015 and filed on October 28, 2015 (File No. 001-35929)]

(4.3)	National Research Corporation 2006 Equity Incentive Plan, as amended

(5)	Opinion of Foley & Lardner LLP

(23.1)	Consent of KPMG LLP

(23.2)	Consent of Foley & Lardner LLP (contained in Exhibit 5 hereto)

(24)	Power of Attorney (included on the signature page hereto)

Item 9. Undertakings.

(a)        The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)         Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, State of Nebraska, on August 9, 2018.

NATIONAL RESEARCH CORPORATION

By:	/s/ Michael D. Hays
Michael D. Hays
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 9, 2018. Each person whose signature appears below constitutes and appoints Michael D. Hays and Kevin R. Karas, and each of them individually, his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Michael D. Hays
Michael D. Hays	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kevin R. Karas
Kevin R. Karas	Senior Vice President Finance, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

/s/ Donald M. Berwick
Donald M. Berwick	Director

/s/ JoAnn M. Martin
JoAnn M. Martin	Director

/s/ Barbara J. Mowry
Barbara J. Mowry	Director

/s/ John N. Nunnelly
John N. Nunnelly	Director